Exhibit 10.11

. LICENSE TERMINATION AGREEMENT

This License Termination Agreement (this "Termination Agreement") is entered into as of September 18, 2006, by and between Quintessence Photon's Corporation, a Delaware corporation with its principal place of business at 15632 Roxford Street, Syhnar, California 91342 (the "Licensor") and Finisar Corporation, a Delaware corporation with a principal place of business at 1389 Moffett Park Drive, Sunnyvale, California 94089 (the "Licensee"). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in that certain License Agreement dated as of September 18, 2003 by and between Licensor and Licensee (the "License Agreement").

RECITALS

WHEREAS, the Licensor granted the Licensee the right and license to use the Technology and Intellectual Property pursuant to the License Agreement in accordance with the terms set forth therein;

WHEREAS, the Licensor and Licensee now wish to terminate the License Agreement in accordance with the terms set forth in this Termination Agreement;

WHEREAS, in connection with the termination of the License Agreement, the Licensor has agreed to pay the Licensee a termination fee through the issuance of that certain Promissory Note in the original principal amount of $6,000,000 dated as of the date hereof (the "Note");

WHEREAS, in connection with the issuance of the Note, the Licensor and the Licensee are entering into that certain Security Agreement between the Licensor and Licensee dated as of the date hereof, pursuant to which the Licensor grants to Licensee a security interest in its personal property to secure the obligations under the Note (the "Security Agreement"); and

WHEREAS, the transactions provided for in this Termination Agreement are, and are intended by each of Licensor and Licensee. to be, a contemporaneous exchange for new value given by Licensee to Licensor;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained herein and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Termination. The Licensor and the Licensee hereby terminate the License Agreement effective as of the Termination Date (as defined below). In furtherance of the foregoing, as of the Termination Date, Licensor shall terminate and Licensee shall relinquish all of Licensee's rights set forth in the License Agreement, including, without limitation, Licensee's right to use or sublicense in any manner the Licensed IP or the Trademarks.

2. Payment of Termination Fee. Notwithstanding Section 4.1 of the License Agreement, the Licensor and the Licensee hereby agree that, in consideration for the termination of the License Agreement pursuant hereto, the Licensor shall execute and deliver the Note and the Security Agreement concurrently herewith, which Note shall constitute, in full, the Termination Fee payable under the License Agreement.

3. Effective Date of Termination. The termination of the License Agreement provided for in Section 1 shall occur only upon the expiration of ninety one (91) full consecutive calendar days from the date upon which (a) the Licensee has received the fully executed Note and Security Agreement and (b) the security interests provided for in the Security Agreement (i) have attached, and (ii) have been perfected to the extent perfection can be achieved through the filing of a UCC-1 financing statement or through the filing of an assignment or other document in the United States Patent and Trademark Office (such period, the "Waiting Period"), if on that date the Licensor is not the subject of any Insolvency Proceeding or Avoidance Proceeding (the "Termination Date"). If an Insolvency Proceeding or an Avoidance Proceeding is pending on the date which is ninety one (91) full consecutive calendar days from the date upon which each of the events described in this Section 3(a) and 3(b)(i) and (ii) have occurred, the Licensee shall be entitled to retain the Note and the Security Agreement and the License Agreement and all rights and interests under each of the Note and the Security Agreement and the License Agreement and the Termination Date shall not occur. If neither an Insolvency Proceeding nor an Avoidance Proceeding is pending on the date which is ninety one (91) full consecutive calendar days from the date upon which each of the events described in this Section 3(a) and 3(b)(i) and (ii) have occurred, then the License Agreement shall automatically be terminated as provided for in this Termination Agreement without any further action by the Licensor or the Licensee. The Licensee agrees that during the Waiting Period, unless an Insolvency Proceeding or Avoidance Proceeding occurs during such Waiting Period, it shall not (i) exercise any of the rights granted to it pursuant to Sections 2.1, 7.1 or 7.2 of the License Agreement, or (ii) assign, transfer or encumber in any manner, in whole or in part, any rights to the Licensed IP. For purposes of this Section, "Insolvency Proceeding" shall mean any case or proceeding commenced by or against Licensor under any provision or chapter of the United States Bankruptcy Code, as it may be amended from time to time, or any other federal, state or foreign law providing for bankruptcy, dissolution, insolvency, liquidation, receivership, rehabilitation, reorganization, or winding up of a debtor or the assets and liabilities of a debtor or for the administration, adjustment, arrangement, compromise, composition, extension, moratorium, reorganization, restructuring, settlement or similar relief of debts of a debtor generally with or for the benefit of its creditors, including without limitation (x) an assignment for the benefit of creditors, (y) a proceeding seeking the appointment of a receiver, liquidator, assignee, trustee, conservator, custodian, fiduciary, sequestrator or other similar official, and (z) any formal or informal debt moratoria, whether or not an order for relief has been entered in any involuntary bankruptcy case or other proceeding, whether or not the proceeding is voluntary or involuntary, whether or not the proceeding is commenced by or against the debtor, and whether or not the proceeding is judicial, administrative, statutory, or private. For purposes of this Section, "Avoidance Proceeding" shall mean any proceeding, whether as part of an Insolvency Proceeding or otherwise, in which the Note, the Security Agreement, the License Agreement, or the rights or interests of Licensee under the Note, the Security Agreement, or the License Agreement are or could be challenged, avoided or set aside.

4. Effect of Termination. Notwithstanding anything in the License Agreement to the contrary, including Sections 4.2(b), (c), (d) and (f) of the License Agreement, (i) only Sections 4.2(a) and 6 of the License Agreement shall survive the termination of the License Agreement pursuant hereto and continue to be effective, (ii) the Licensor acknowledges that the Licensee continues to have rights under Section 2.2 of the License Agreement with respect to elements of Derivative Works that were developed or created by or for Licensee prior to the Effective Date, and (iii) Licensee agrees that Licensor retains all of its intellectual property rights and terminates Licensee's rights with respect to the Licensed IP that may be incorporated into such Derivative Works.

5. Deliverables. The Licensor and the Licensee each hereby agree to use reasonable efforts to promptly return to the other party all Confidential Information belonging to the other party to the extent such party is aware of the existence of such Confidential Information and is able to locate it. The Licensee further agrees to use reasonable efforts to promptly return all Deliverables previously provided by the Licensor to the Licensee to the extent Licensee is aware of the existence of such Deliverables and is able to locate such Deliverables. Notwithstanding the foregoing, to the extent the Licensee is not able to locate or return such Deliverables, except with the prior written consent of the Licensor or pursuant to legal process, the Licensee agrees not to use, disclose or convey to any third party the Deliverables previously provided by the Licensor to the Licensee.

6. No Assignment or Sublicense. The Licensee represents and warrants to the Licensor that it has not heretofore assigned, transferred, sold or sublicensed to any person or entity any of the Licensed IP.

7. Further Assurances. Each of the Licensor and Licensee agree to do such further acts and things and to execute and deliver such additional agreements, powers and instruments as the other may reasonably request to carry into effect the terms, provisions and purposes of this Termination Agreement or to better assure and confirm their respective rights hereunder.

8. Binding Agreement, Assignments. This Termination Agreement, and the terms, covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9. GOVERNING LAW AND CONSENT TO JURISDICTION. THE VALIDITY, CONSTRUCTION AND EFFECT OF THIS TERMINATION AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA.

10. Costs and Expenses. Each party hereto shall bear their own attorneys' fees, costs, and expenses in connection with the negotiation for and preparation of this Termination Agreement, and the completion of the termination as herein provided.

11. Authority. Each of the Licensor and Licensee represents and warrants that it is fully authorized to enter into this Termination Agreement and to carry out the obligations provided for herein.

12. Counterparts. This Termination Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

13. Entire Agreement; Amendments,. This Termination Agreement constitutes the entire agreement of the parties concerning the subject matter hereof, superseding all prior and contemporaneous proposals, negotiations, communications and agreements, written or oral, with respect to the subject matter of this Termination Agreement.

IN WITNESS WHEREOF, the parties have caused this Termination Agreement to be executed by their duly authorized representatives.

Licensor

QUINTESSENCE PHOTONICS CORPORATION

By:	/s/ George Lintz
Name: George Lintz
Title: CFO

Licensee:

FINISAR CORPORATION

By:	/s/ S.K. Workman
Name: S.K. Workman
Title: CFO